AMENDED SEPARATION AND NON-DISPARAGEMENT AGREEMENT
AND GENERAL RELEASE

TO:        Rachel Endrizzi

FROM:        Regis Corp.

DATE:        March 21, 2019

Please read this document carefully. You are giving up certain legal claims that you might have against Regis Corp. by signing this agreement. You are advised to consult an attorney before signing this agreement.

This Separation and Non-Disparagement Agreement and General Release (“Agreement”) is between Rachel Endrizzi (“you” or “your” or “Employee”) and Regis Corporation (“Regis” or “Company” or “Corporation”) collectively, the “parties”. This Agreement sets out the terms of your separation from Regis. The term “Regis” includes Regis Corporation, Regis Corp., Regis, Inc., and any and all subsidiaries, affiliates, predecessors, successors and/or assigns. Under this Agreement, Regis will provide you with certain benefits as set forth in the Employment Agreement made by and between Regis Corporation, a Minnesota corporation and Rachel Endrizzi as of August 31, 2012 (hereafter referred to as the “Employment Agreement.”). Such benefits will be provided in exchange for your Agreement to the terms set forth below including, but not limited to, waiving and releasing certain past or present legal claims you may have against Regis. Except as provided and/or modified herein, this Agreement incorporates all terms of the Employment Agreement made by and between Regis Corporation, a Minnesota corporation, and Rachel Endrizzi including any terms which may not be specifically referenced in this Agreement.

TERMS OF AGREEMENT

1.	Termination. Regis is terminating your employment effective March 31, 2019 (“Departure Date”).

2.
Compensation and Benefits. This Agreement terminates the Employer/Employee relationship between you and Regis and closes out past or present claims as set forth in this Agreement that you might have against Regis arising from that relationship. In return for your release of claims, the Agreement provides you with benefits to which you otherwise would not be entitled. Accordingly, you and Regis agree as follows:

a.	Whether or not you sign this Agreement, Regis will pay you all wages you have earned through and including March 31, 2019.

By signing this Agreement, you agree that you have already been paid all of these sums, specifically including all of your wages and PTO benefits due to you as a result of your employment with Regis and that no other sums are due to you as a result of your employment, except as may be due as set forth in paragraph 2.b.

b.    In addition to the payments set forth in 2.a., Regis shall pay you:

1)	Any medical expenses incurred under the ExecMed Program that are incurred on or before the Departure Date, which reimbursements shall be made in the normal course upon timely presentation of claims;

2)    Reimbursement for all necessary business expenses you have incurred through the Departure Date, if any, for which you seek reimbursement. Any such request for reimbursement must be submitted by April 15, 2019 to comply with Regis’ policies regarding reimbursement requests and be directed to Shawn Moren at Regis Corp., 7201 Metro Boulevard, Minneapolis, MN 55439. Thereafter, you agree that you will be ineligible for further expense reimbursement from Regis, unless otherwise required by law. Upon submission of timely request for reimbursement, Regis will reimburse you for all necessary business expenses you incurred pursuant to the Company’s regular business practices.

1)
All compensation accrued as of the date of your termination under each plan or program of the corporation in which you may be participating at the time of termination in accordance with the terms of such plan or program, including but not limited to the Executive Retirement Savings Plan and the Long-Term Incentive Plans and equity awards thereunder. This Agreement has no effect on such plans and the amount to which Employee is entitled under the foregoing is subject to each plan’s terms and conditions and Employee is not releasing any rights she has to compensation under these plans. For sake of clarity “all compensation accrued as of the date of your termination under each plan or program of the corporation” shall specifically include Employee’s contributions and all matching contributions made by Regis to the Executive Retirement Savings Plan. No deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan. Regis shall issue an IRS Form W-22 for the full amount of this payment.

2)	Equity Compensation in accordance with the plan documents.

c.
Severance Payment. Subject to Employee signing and not revoking this Agreement, to include a Release of all Claims, and the Employee remaining in strict compliance with the terms of this Agreement and any other written agreements between Regis and Employee, you will receive the following amount as severance pay subject to such amounts being reduced as provided for in the Employment Agreement entered into between Employee and Regis Corporation on August 31, 2012 except as provided and/or modified herein. In exchange for the General Release set forth below, Regis agrees to provide:

1)
Severance. The amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) which is the equivalent of one times your base salary as of the date of your termination. This amount shall be paid in substantially equal installments in accordance with the Corporation’s normal payroll policies following the expiration of the rescission periods referred to in paragraphs 11 and 12 and commencing on the first payroll date that is more than sixty (60) days after the Date of Termination. Any instalments that otherwise would be paid during the first sixty (60) days will be included in the first installment paid to the Employee which is more than sixty (60) days after the Date of Termination. All payments shall be subject to statutory payroll deductions and other legally required withholdings; no deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan. Regis shall issue an IRS Form W-2 for the full amount of this payment.

Notwithstanding the provision of your Employment Agreement to the contrary, Regis will not offset cash severance with the earnings from other employment, so long as the other employment is non-competitive employment as determined according to Section 9(a) of your Employment Agreement and paragraphs 6 (a) and (b) of this Agreement.

2)
Bonus. The amount of One Hundred Twelve Thousand Six Hundred Two and 74/100 Dollars ($112,602.74) representing your pro rata bonus (274/365th) paid at 100% for the Fiscal Year ending June 30, 2019. This amount will be paid regardless of whether you meet the eligibility requirements for the Bonus or whether or not the Corporation determines to grant bonuses for Fiscal Year ending June 30, 2019 and you agree that this payment fully satisfies any obligation Regis may have to pay a bonus under paragraphs 4(b) and / or 6(b)(iii)(A) of the Employment Agreement. Payment shall be subject to all statutory deductions and other legally required withholdings. No deductions or withholdings will be made for contributions to employment plans such as 401(k) or any employee stock purchase plan. Regis shall issue an IRS Form W-2 for the full amount of this payment.

The payment in this paragraph 2.c.2 will be paid in a single lump sum within 10 business days after all of the following have occurred: (a) receipt of the fully executed Agreement by Regis; and (b) expiration of the rescission period referred to in paragraphs 11 and 12 of this Agreement.

3)
Benefits Continuation. The Employer portion of your COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for twelve months from your Departure Date. Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, Employee (A) is eligible to be covered under the health and/or dental insurance policy of a new employer or (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plan. Regis shall issue an IRS Form W-2 for the full amount of this payment. The amount shall be paid in substantially equal installments in accordance with the Corporation’s normal payroll policies following the expiration of the rescission periods referred to in paragraphs 11 and 12 and commencing on the first payroll date that is more than sixty (60) days after the Departure Date. All payments shall be subject to payroll deductions and other legally required withholdings.

4)
Medical Expenses. Continuation of coverage under the Group Executive Medical Expense Reimbursement Policy through March 31, 2020, subject to the limits, terms and conditions of that policy. Any such request for reimbursement must be submitted in the normal course of business. Upon submission of a timely request for such reimbursement, Regis will reimburse you pursuant to the Company’s regular business practices.

5)
Career Transitions Services. Career Transition Services through September 30, 2019 to be provided by a vendor selected by you in an amount not to exceed $10,000. All invoices for these services must be billed to Regis Corporation and submitted to Shawn Moren, Regis Corporation, 7201 Metro Boulevard, Minneapolis, MN 55439 for payment on or before October 31, 2019.

Provided, however, that if the period during which you have discretion to execute or revoke this Agreement and General Release straddles two calendar years, then the Company will make the severance payments starting in the second of such years, regardless of which year you actually deliver the signed Agreement and General Release to the Company, subject to the Agreement and General Release first becoming effective. You may not, in any circumstance, directly or indirectly, designate the calendar year of payment.

If you do not sign this Agreement, you will not receive the payments and benefits referred to in paragraph 2.c. of this Agreement. If you sign this Agreement, you agree that the payments and benefits referred to in paragraph 2.c of this Agreement fully and adequately compensate you for everything released in this Agreement and fully meet the Severance Payment requirements in paragraph 6(b) of your Employment Agreement.

3.
Confidentiality and Non-Disparagement. To the fullest extent permitted by law, you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your attorney, spouse, or significant other, or except as required for accounting, tax, or other legally-mandated or legally-permitted purposes, provided that, unless there is a legal reason for the disclosure, any such person to whom disclosure is made shall, prior to disclosure, specifically agree to keep this Agreement confidential. To the fullest extent permitted by law, you also agree not to make or endorse any disparaging or negative remarks or statements (whether oral, written, or otherwise) concerning Regis or its predecessors, successors, and/or assigns, as well as past and present officers, directors, agents, and/or employees. Nothing in this paragraph shall prevent you from providing truthful testimony and/or information in response to a lawful subpoena, court order or governmental inquiry

4.
Non-Disclosure of Confidential Information. Employee shall not disclose to any third party any confidential or proprietary information of the Company and/or its clients regardless of how acquired or learned. By way of example and not limitation, including, without limitation, plans, programs and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform the Employee’s duties hereunder. The provisions of this section shall survive the termination of the Employee’s employment and consulting with the Corporation, if any, provided that after the termination of the Employee’s employment with the Corporation, the restrictions contained in this section shall not apply to any such trade secret or confidential information which becomes generally known in the trade. All confidential information protected by your Employment Agreement, including but not limited to strategic initiatives and related negotiating, and general corporate, compliance, transactional and operating matters regarding Regis, remain Confidential and cannot be disclosed. This paragraph shall not restrict Employee’s obligation to disclose such information pursuant to legal requirements provided Employee first give the Company prompt notice of such legal process in order that it shall have the opportunity to object to the disclosure of such information.

5.
Return of Corporate Property. By signing below, you represent and warrant that all Regis property has been returned to Regis, and that you have not retained any copies, electronic or otherwise of any Regis property. Notwithstanding this paragraph of this Agreement, you may keep documents pertaining to your compensation and/or benefits.

6.	Non-Competition and Non-Solicitation.

(a)
Non-Competition. For a period of twelve (12) months immediately following the Employee’s termination of employment hereunder (the “Non-Competition Period”), the Employee shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder, (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in any over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Corporation.

(b)
Non-solicitation. During the Non-Competition Period, the Employee shall not (i) hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate the Employee’s relationship with the Corporation; or (ii) solicit, induce, or influence any proprietor, franchisee, partner, stockholder, lender, director, officer, employee, joint venture, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Corporation or its affiliates at any time during the Non-Competition Period, to discontinue or reduce or modify the extent of such relationship with the Corporation or any of its subsidiaries.

(c)
Employee agrees that if she violates these non-competition and/or non-solicitation covenants she must repay to Regis the Severance Payment detailed in 2.c prorated to reflect the portion of the Non-Competition Period after which the violation occurred and that she would not be entitled to any further Severance Payments under this agreement.

7.
Litigation and Other Legal Matters. Employee agrees, without additional consideration other than provided in this Agreement, to cooperate fully and completely with the Company at its request in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, or any of the other Released Parties and relating to matters of which you have knowledge, or should have knowledge, by virtue of your actual or alleged employment with the Company or any other Released Parties. Regis will cooperate with Employee’s reasonable scheduling needs; will reimburse Employee for her reasonable expenses incurred in connection with Employee’s obligations under this paragraph; and will negotiate in good faith and agree upon an appropriate per diem or hourly rate for any cooperation and/or assistance provided by Employee after January 31, 2019.

8.
References. You agree that you will refer any and all reference checks regarding your employment with Regis to Shawn Moren 952-947-7563. For all reference checks that are referred to such person, references will be limited to confirmation of your dates of employment and last position held.

9.
General Release. In exchange for the benefits promised you in this Agreement, you agree to irrevocably and unconditionally release and discharge Regis, its predecessors, successors, and assigns, as well as past and present officers, directors, employees, and agents (“Released Parties”), from any and all claims, liabilities, or promises, whether known or unknown, arising out of or relating to your employment with Regis through the date you sign this Agreement. You waive these claims on behalf of yourself and your heirs, assigns, and anyone making a claim through you. The claims waived and discharged include, but are not limited to all causes of action that may be brought by you under the following statutes:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United Sates Code;

•	Civil Rights Act of 1991;

•	The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);

•	The Age Discrimination in Employment Act of 1967;

•	The Rehabilitation Act of 1973;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Americans with Disabilities Amendments Act of 2008;

•	The Fair Credit Reporting Act;

•	The Sarbanes-Oxley Act of 2002, to the extent permitted by law;

•	The Occupational Safety and Health Act;

•	The Family and Medical Leave Act of 1993;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act;

•	The Worker Adjustment and Retraining Notification Act;

•	The Minnesota Human Rights Act;

•	The Minnesota Whistleblower Protection Act;

•	The Minnesota Statutory Provisions regarding Retaliation for Filing a Workers’ Compensation Claim;

•	The Minnesota Parental Leave Act;

•	The Minnesota Age Discrimination Act;

•	The Minnesota Equal Pay For Equal Work Law;

•	The Minnesota Fair Labor Standards Act;

•	The Minnesota Discrimination for Lawful Activities Law;

•	The Minnesota Wage-Hour and Wage-Payment Laws;

•	The Minnesota Occupational Safety and Health Act;

•	The Minnesota Personnel Record Review Statute;

•	Laws enacted under the Minnesota Women’s Economic Security Act;

•
Any other federal, state or local civil or human rights law or any other local, state or federal law, rule, regulation, code, guideline or ordinance, including but not limited to those relating to bias, whistleblower, discrimination, retaliation, compensation, employment or labor;

•	Any public policy, contract (oral or written, express or implied), tort, or common law;

•	Any claims for vacation, sick or personal leave, pay or payment pursuant to any practice, policy, handbook, or manual of Regis; or

•	Any statute, common law, agreement or other basis for recovering any costs, fees, or other expenses, including attorneys’ fees and/or costs.

This release does not include claims that cannot, by law, be waived, such as unemployment compensation.

10.	Binding Nature of Agreement. This agreement is binding on the parties and their heirs, administrators, representatives, executors, successors, and assigns.

11.
Compliance with the Age Discrimination in Employment Act (“ADEA”) and Notice of Right to Consider and Rescind Agreement. You understand that this Agreement has to meet certain requirements to validly release any claims you might have under the ADEA (including under the Older Workers’ Benefit Protection Act), and you represent that all such requirements have been satisfied, including that:

a.	The Agreement is written in a manner that is understandable to you;

b.	You are specifically waiving ADEA rights;

c.	You are not waiving ADEA rights arising after the date of your signing this Agreement;

d.	You are receiving valuable consideration in exchange for execution of this Agreement that you would not otherwise be entitled to receive;

e.	Regis is hereby, in writing, encouraging you to consult with an attorney before signing this Agreement; and

f.	You received 21 days to consider this Agreement and at least 7 days to rescind it (you are actually receiving 15 days to rescind).

12.
Notice of Right to Consider and Rescind Agreement. You have twenty-one (21) days to consider this Agreement and decide whether to sign it, however, you cannot sign this Agreement before April 1, 2019. Regis hereby advises Employee to consult with an attorney of her choice before signing this agreement releasing any rights or claims that she believes she may have under the Minnesota Human Rights Act (MHRA) or the Age Discrimination in Employment Act (“ADEA”). Once this Separation Agreement is executed, Employee may rescind this Separation Agreement within fifteen (15) calendar days to reinstate any claims under the ADEA. To be effective, any rescission within the relevant time period must be in writing and delivered to Regis, in care of Ms. Mary L. Senkbeil, 7201 Metro Boulevard, Minneapolis, MN 55439, by hand or by mail within the fifteen (15) day period. If delivered by mail, the rescission must be: (1) postmarked within the fifteen (15) day period; (2) properly addressed to Regis; and (3) sent by certified mail, return receipt requested.

13.
No Assignment. Employee warrants that she has not assigned, transferred nor purported to assign or transfer any claim against Regis or the Released Parties, and that she will not assign or transfer nor purport to assign or transfer hereafter any claim against Regis or the Released Parties.

14.
No Unlawful Restriction. You understand that nothing in this agreement is intended to or shall: (a) impose any condition, penalty, or other limitation affecting your right to challenge this agreement; (b) constitute an unlawful release of any of your rights; or (c) prevent or interfere with your ability and/or right to: (i) provide truthful testimony if under subpoena to do so; (ii) file any charge with or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state, and/or local governmental entity; and/or (iii) respond as otherwise provided by law.

15.
Severability. The provisions of this agreement are severable. If any provision (excluding the General Release above) is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

16.
Entire Agreement. Except to the extent that you have an arbitration agreement with Regis, this agreement sets out the entire agreement between you and Regis and supersedes any and all prior oral or written agreements or understandings between you and Regis concerning your termination of employment. Any arbitration agreement that you have with Regis will continue in full force and effect. You acknowledge you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

17.	Employee Affirmations. You represent that you:

a.    have not filed, caused to be filed, or presently are a party to any claim against Regis or any other Released Parties;

b.    with the exception of the compensation and benefits described in Paragraph “2.c” above, affirm that you have been paid all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled from Regis, and, if applicable, you have reported all of the hours you worked as of the date you sign this Agreement and General Release. You further affirm that Regis has granted you any leave to which you were entitled from Regis under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
c.    affirm that you have no known workplace injuries or occupational diseases;

d.    affirm that you have not divulged any financial, proprietary or confidential information of Regis and will continue to maintain the confidentiality of such information consistent with Regis’s policies, your agreement(s) with Regis and/or any applicable common law, with the exception of any voluntary communication with the Securities and Exchange Commission;

e.    affirm that you have not been retaliated against for reporting any allegations of wrongdoing by Regis, any of Regis’s officers or any other Released Parties, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement and General Release does not limit either party’s right, where applicable, to file or to participate in an investigation proceeding of any federal, state or local governmental agency, including providing documents or other information. This Agreement does not limit your right to receive an award for information provided to any government agency;

f.    affirm that all of Regis’s decisions regarding your pay and benefits through your termination date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

18.
Competence to Waive Claims. You affirm that at the time you considered or signed this Agreement and General Release, you were not affected or impaired by illness, use of alcohol, drugs or other substances, or otherwise impaired. You further affirm that you are competent to execute this Agreement and General Release, and knowingly and voluntarily waive any and all claims you may have against Regis and as described in this Agreement and General Release. You certify that you are not a party to any bankruptcy, lien, creditor-debtor or any other action or proceeding which would impair your right or ability to waive all claims you may have against Regis or any other Released Parties.

19.	Effective Date of Agreement. This agreement will become effective on the sixteenth day after you sign it, provided that you have not rescinded the agreement.

20.
Valid Agreement. As stated above, you agree that this agreement and its releases fully comply with the ADEA. You also agree that this agreement and its releases fully comply with the Minnesota Human Rights Act and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases.

21.
No Admission of Liability. Regis denies any and all liability to you. You understand and agree that this agreement is not an admission of wrongdoing or liability, including, but not limited to, any violation of any federal, state, and/or local law, statute, ordinance, contract, and/or principle of common law by Regis and/or any individuals and/or entities associated with Regis.

22.
Attorneys’ Fees. You agree that you are responsible for your own attorneys’ fees and costs, if any, incurred in any respect, including but not limited to in connection: with your employment with Regis; with the termination of your employment with Regis; and with negotiating and executing this agreement.

23.	Governing Law. This agreement shall be construed and enforced in accordance with the laws of the State of Minnesota and the laws of the United States, where applicable.

24.
Enforcement of Agreement. Any dispute concerning the interpretation and application of this Agreement shall be settled by expedited arbitration in Minneapolis, MN. The arbitrator selected by the Parties shall be a lawyer or former judge and shall have at least ten years’ legal experience with employment law. The decision of the arbitrator shall be final. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recover costs and expenses, including reasonable attorneys’ fees incurred.

25.
Expiration of Offer and Effective Date of Agreement. You understand that the offer contained in this Agreement and General Release will be considered withdrawn if you have not signed and returned to Regis signed duplicate originals of this Agreement and General Release on or before the conclusion of the 21-day consideration period. This Agreement and General Release becomes effective after you and Regis have signed the Agreement and General Release and the revocation period described above has expired, provided you have not revoked your acceptance of this Agreement and General Release during the revocation period.

YOU ARE HEREBY ADVISED THAT YOU HAVE TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT, BUT YOU CANNOT SIGN THIS AGREEMENT BEFORE APRIL 1, 2019. YOU ARE ALSO HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF YOUR CHOOSING PRIOR TO SIGNING THIS AGREEMENT.

YOU AGREE THAT ANY MODIFICATIONS MADE TO THIS AGREEMENT, MATERIAL OR OTHERWISE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST REGIS AND ANY OTHER RELEASED PARTIES AS OF THE DATE YOU SIGN THIS AGREEMENT.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, AND TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH “2.c” ABOVE, YOU FREELY AND KNOWINGLY, AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST REGIS AND ANY OTHER RELEASED PARTIES AS OF THE DATE YOU SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Non-Disparagement Agreement and General Release as of the day and year first above written.

Dated: 4/8/19                        /s/ Rachel Endrizzi

Employee (print name): Rachel Endrizzi

REGIS CORPORATION:

Dated: 4/24/19                        By: K. Shawn Moren

Its: SVP, Human Resources